Exhibit 99.1

Contact:    Gary Levine
Chief Financial Officer
CSPi
Tel: 978.954.5040
Fax: 978.455.3251

CSPi Reports Second-Quarter Fiscal 2018 Financial Results

Lowell, MA, May 9, 2018 - CSPi (NASDAQ: CSPI), a provider of IT managed services, security solutions and packet capture products, today reported financial results for the second quarter ended March 31, 2018.

The Company also announced that its board of directors has voted to pay a quarterly dividend of $0.11 per share to shareholders of record on May 31, 2018, payable on June 15, 2018.

Management Comments

“During the second quarter, we made good progress toward our strategy of transforming CSPi into a provider of innovative technology solutions and cybersecurity products. Our pipeline of managed services has grown, as we continue to focus on the development of new security products which expand market opportunities” said Chief Executive Officer, Victor Dellovo. “Revenues were down 13% due primarily to softness in our European Technology Solutions businesses, as well as the timing of E-2D multicomputer orders coupled with the delay of new product launches in our High Performance Products (HPP) division. On the bottom line, we reported a loss per share of $0.16 versus net income per share $0.11 a year ago, due to lower year-over-year volume and planned investments in new product development.”

“In the High Performance Products, we are actively investing in the development of our recently announced ARIA Software Defined Security platform, which provides advanced cybersecurity protection capabilities. During the quarter we partnered closely with our customers to add services and functionality to our platform. With these new capabilities, we have the opportunity to grow ARIA revenues within the Managed Security Service Provider (MSSP) market. We expect to launch a beta version of the product in the current third fiscal quarter and begin to realize revenues from this new market by the end of the year.”

“Multicomputer sales this quarter were primarily for boards for projects within the E-2D military programs. We continue to expect greater E-2D program revenues in the second half of this fiscal year.”

“In Technology Solutions, we are gaining traction with our IT managed services business as our opportunity pipeline continues to grow. We also are seeing excellent demand for our wireless security offerings, particularly in the U.S. where we have made significant headway in the cruise ship market.”

“We remain confident in our strategy to transform CSPi from a company focused on multicomputers solely for the defense market to a growing managed services business that can capitalize on the strong demand for cybersecurity products and the proliferation of wireless communication solutions. We are at a significant juncture as we prepare to launch exciting new products late in the fiscal year.”

Financial Results
For the second quarter of fiscal 2018, revenue decreased to $22.0 million from $25.3 million in the second quarter a year.

Exhibit 99.1

Gross profit for the second quarter of fiscal 2018 was $4.9 million, or 22.4% of sales, compared with $5.7 million, or 22.5% of sales, a year ago.
Net loss for the second quarter of fiscal 2018 was $594,000, or $0.16 per share, compared with net income of $428,000, or $0.11 per diluted share, for the second quarter of fiscal 2017.
Cash and short-term investments decreased to $12 million at the end of the second quarter of fiscal 2018 from $13.9 million at 2017 fiscal year end primarily as a result of payment of the quarterly dividends, reduction of the accounts payable and accrued expenses, partially offset by decrease in accounts receivable.

Conference Call Details
CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 9:00 a.m. (ET) today to review CSPi’s financial results and provide a business update. To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing 877-876-9177 or 785-424-1669. For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSP Inc.
CSPi (NASDAQ:CSPI) maintains two distinct and dynamic divisions - High Performance Products, including the Cybersecurity Center of Excellence, and Technology Solutions - with a shared vision for technology excellence. CSPi’s cybersecurity solutions protect an organization’s critical assets to minimize, or remove, the impact of the inevitable data breach. Our ARIA Software Defined Security platform solves the complexities associated with securing devops environments, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom® ARC intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and security services by partnering with best in class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services providing 24×365 proactive support. Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Center; Networking and Wireless & Mobility. For more information, please visit www.cspi.com. Myricom and ARIA are trademarks of CSPi Inc. All other brand names, product names or trademarks belong to their respective owners.

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, expect greater E-2D program revenues in the second half of this fiscal year and expect to launch a beta version of the ARIA product in the current third fiscal quarter and begin to realize revenues from this new market by the end of the year. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2018	September 30, 2017
Assets
Current assets:
Cash and short-term investments	$11,967	$13,885
Accounts receivable, net	24,518	28,402
Inventories	4,749	5,971
Deferred costs	3,065	929
Other current assets	2,796	1,139
Total current assets	47,095	50,326
Property, equipment and improvements, net	1,560	1,508
Other assets	6,683	7,094
Total assets	$55,338	$58,928

Liabilities and Shareholders’ Equity
Current liabilities	$23,764	$26,023
Pension and retirement plans	12,212	11,818
Non-current liabilities	723	86
Shareholders’ equity	18,639	21,001
Total liabilities and shareholders’ equity	$55,338	$58,928

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
Sales:
Product	$15,184	$18,684	$30,827	$33,322
Services	6,798	6,632	13,154	11,910
Total sales	21,982	25,316	43,981	45,232

Cost of sales:
Product	12,559	15,878	25,589	28,103
Services	4,493	3,743	8,329	6,982
Total cost of sales	17,052	19,621	33,918	35,085

Gross profit	4,930	5,695	10,063	10,147

Operating expenses:
Engineering and development	759	573	1,457	1,169
Selling, general and administrative	4,894	4,500	9,322	8,458
Total operating expenses	5,653	5,073	10,779	9,627

Operating income (loss)	(723)	622	(716)	520

Other income (expense), net	1	17	(104)	61
Income before income taxes	(722)	639	(820)	581
Income tax expense (benefit)	(128)	211	974	196
Net income (loss)	$(594)	$428	$(1,794)	$385
Net income (loss) attributable to common stockholders	$(594)	$410	$(1,794)	$357
Income (loss) per share – basic	$(0.16)	$0.11	$(0.47)	$0.10
Weighted average shares outstanding – basic	3,823	3,724	3,795	3,697
Income (loss) per share – diluted	$(0.16)	$0.11	$(0.47)	$0.09
Weighted average shares outstanding – diluted	3,823	3,847	3,795	3,807